EXHIBIT 10.36

DIRECTOR COMPENSATION

(NON-EMPLOYEE DIRECTOR FEES)

The following sets forth the fees and other payments that directors who are not employees of Franklin Resources, Inc. (“Franklin”) are entitled to receive as members of the Board of Directors (the “Board”), and the fees and other payments that such non-employee Franklin directors who are also members of the Board of Directors of Fiduciary Trust Company International (“Fiduciary”) receive from Fiduciary. With respect to service on the Franklin Board, the Franklin Board last approved a change in such compensation structure in December 2005. With respect to service on the Fiduciary Board, the Fiduciary Board last approved a change in such compensation structure in December 2006 (effective October 1, 2006).

Directors who are not Franklin employees are entitled to receive $17,500 per quarter, plus $3,000 per Board meeting, and an annual stock grant valued at $75,000 (rounded up to the nearest whole share). Non-employee directors who serve on Board committees are paid $1,500 per committee meeting attended. Additionally, Chairpersons of the Compensation Committee and the Corporate Governance Committee receive $1,250 per quarter and the Chairperson of the Audit Committee receives $2,500 per quarter. Non-employee directors who are also members of the Board of Directors of Fiduciary receive from Fiduciary an annual board retainer fee of $35,000 (one-fourth of which is paid quarterly), and an annual committee retainer fee of $5,000 (one-fourth of which is paid quarterly) for service on a Fiduciary board committee.

In addition, Franklin reimburses directors for certain expenses incurred in connection with attending Board and committee meetings as well as other Franklin-related events, including travel, hotel accommodations, meals and other incidental expenses for the director and his or her spouse accompanying the director in connection with such events. Franklin may also, from time to time, provide directors and their spouses token gifts of nominal value.

Franklin also allows directors to defer payment of their directors’ fees, and to treat the deferred amounts as hypothetical investments in Franklin common stock or Franklin Templeton mutual funds, as applicable. The terms of any such deferred payment arrangements are set forth in separate documentation between Franklin and the particular directors in accordance with the Corporation’s 2006 Directors Deferred Compensation Plan, as amended and restated.